Exhibit 99.1

                  Stuart Steps Down as Planned From DPL Board

     DAYTON, Ohio--(BUSINESS WIRE)--April 6, 2004--DPL Inc. (NYSE:DPL) announced today that Scott M. Stuart, a Member of DPL's 2004 Class of Directors, has stepped down from the DPL Board of Directors effective April 5, 2004.
     "Scott has been a thoughtful and valued member of our Board and we thank him for his many contributions over the years," said Peter H. Forster, Chairman. "KKR's continued investments in the power sector made continued board participation by a representative of KKR & Co. LLC impractical."
     Mr. Stuart, a member of KKR said, "DPL is an outstanding regional energy company and it has been a privilege to have served on its Board of Directors."
     Mr. Stuart, who leads many of KKR's endeavors in the power sector, informed the Board in February that he would not stand for reelection at DPL's 2004 Annual Meeting.

     About DPL

     DPL Inc. is a diversified, regional energy company. DPL's principal subsidiaries include The Dayton Power & Light Company (DP&L) and DPL Energy. DP&L provides electric services to over 500,000 retail customers in West Central Ohio. DPL Energy markets over 4,600 megawatts of generation capacity throughout the eastern United States. DPL Inc., through its subsidiaries, ranks among the top energy companies in generation efficiency and productivity. Further information on DPL Inc. can be found at www.dplinc.com.

     Certain statements contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management's beliefs, assumptions and expectation of the Company's future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL's control. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

     CONTACT: DPL Inc.
              DPL Medialine, 937-224-5940